UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2009

KL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-52773	39-2052941
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

306 East Saint Joseph Street, Suite 200 Rapid City, South Dakota 57701
(Address of principal executive offices)

(605) 718-0372
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective February 11, 2009, Randy Kramer was removed as the President, Chief Executive Officer, and Chief Financial Officer of KL Energy Corporation.  Effective February 11, 2009, Mr. Kramer resigned from the company’s board of directors and as its chairman of the board.

(c)  Effective February 13, 2009, the board of directors of KL Energy Corporation appointed Steve Corcoran as its Chief Executive Officer to replace Mr. Kramer.

Steve Corcoran joined KL Energy Corporation in October 2008 as its Vice President of Corporate Operations.  Prior to joining KL Energy Corporation, from October 2002 to January 2006, Mr. Corcoran served in a variety of management positions to include consulting for KL Process Design Group, LLC, the predecessor company to KL Energy, and from January 2006 to October 2008, as its manager of various projects.  At KL Process Design Group, Mr. Corcoran’s focused on project development, management, logistics, business development, and training management. He developed feasibility studies and business plans for several ethanol projects. Mr. Corcoran has served as an ethanol plant  on-site Coordinator and Project Manager, exercising project authority for planning, organizing, scheduling, due diligence and training. Prior to joining the company, he served as a Program Manager providing research and analysis to assess interagency contributions to homeland security for the US Government. Mr. Corcoran served 20 years in the U.S. Army in a variety of executive positions, including the position of Support Squadron Commander, and was responsible for operating budgets in excess of $50 million. He holds a Masters Degree in Business from Central Michigan University.

Mr. Corcoran is 50 years of age and there is no family relationship between Mr. Corcoran and any of the company’s executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KL ENERGY CORPORATION

Dated: February 13, 2009
By:	/s/ Steve Corcoran
Steve Corcoran, President and Chief Executive Officer